EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: 4KIDS ENTERTAINMENT, INC., et al.,1 Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 11-11607 (SCC) (Jointly Administered)

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING THE DEBTORS’ AMENDED JOINT PLAN OF REORGANIZATION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:

a.	filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on April 6, 2011 (the “Petition Date”);

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.
filed, on October 5, 2012, the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 887] (as amended on October 29, 2012 [Docket No. 934], and as may be further amended from time to time, the “Plan”)2 and the Disclosure Statement With Respect to Debtors’ Proposed Joint Plan of Reorganization [Docket No. 888] (as amended on October 29, 2012 [Docket No. 935], and as may be further amended from time to time, the “Disclosure Statement”);

d.
filed, on October 5, 2012, the Debtors’ Motion for Order (A) Approving Disclosure Statement; (B) Fixing Voting Record Date; (C) Approving Solicitation and Voting Procedures with Respect to Debtors’ Chapter 11 Plan; (D) Approving Form of Solicitation Package and Notices; and (E) Scheduling Certain Dates in Connection Therewith [Docket No. 889];

1
The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are:  4Kids Entertainment, Inc. (1380); 4Kids Ad Sales, Inc. (6309); 4Kids Digital Games, Inc. (7645); 4Kids Entertainment Home Video, Inc. (0094); 4Kids Entertainment Music, Inc. (6311); 4Kids Entertainment Licensing, Inc. (3342); 4Kids Productions, Inc. (3593); 4Kids Technology, Inc. (8181); 4Kids Websites, Inc. (7563); 4Sight Licensing Solutions, Inc. (8897); The Summit Media Group, Inc. (2061); and World Martial Arts Productions, Inc. (8492).

2	Capitalized terms used but not defined in this Confirmation Order shall have the meanings ascribed to such terms in the Plan.

e.
distributed, beginning on or about October 5, 2012, notice of the Disclosure Statement Hearing, as evidenced by the Affidavit of Service of Plan, Disclosure Statement, Solicitation Motion and Disclosure Statement Hearing Notice (and the supplement thereto) [Docket Nos. 895 and 902] (the “Epiq Disclosure Statement Affidavit”);

f.	filed, on October 19, 2012, draft versions of the New Organizational Documents [Docket No. 924];

g.
distributed solicitation materials beginning on or about November 7, 2012, as evidenced by Affidavit of Service of Solicitation Materials [Docket No. 981] (the “Epiq Solicitation Affidavit”, and together with the Epiq Disclosure Statement Affidavit, the “Epiq Affidavits”), consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Order (A) Approving Disclosure Statement; (B) Fixing Voting Record Date; (C) Approving Solicitation and Voting Procedures with Respect to Debtors’ Chapter 11 Plan; (D) Approving Form of Solicitation Package and Notices; and (E) Scheduling Certain Dates in Connection Therewith [Docket No. 942] (the “Solicitation Procedures Order”), which Solicitation Procedures Order also approved, among other things, solicitation procedures (the “Solicitation Procedures”) and related notices, including the Confirmation Hearing notice (the “Confirmation Hearing Notice”), forms and ballots (collectively, the “Solicitation Package”);

h.
published, on November 7, 2012, as evidenced by the Affidavit of Publication [Docket No. 980] (the “Publication Affidavit”), notice of the Confirmation Hearing (the “Publication Notice”) in Wall Street Journal (National Edition), consistent with the Solicitation Procedures Order;

i.	filed, on November 29, 2012, the Plan Supplement [Docket No. 991];

j.	filed, on December 10, 2012, the Declaration of Stephanie Kjontvedt [Docket No. 1013] (the “Voting Report”) detailing the results of the Plan voting process;

k.	filed, on December 11, 2012, the Debtors’ Memorandum of Law in Support of Confirmation of Debtors’ Proposed Amended Joint Plan of Reorganization [Docket No. 1017] (the “Plan Confirmation Brief”); and

l.	filed, on December 11, 2012, the Declaration of Bruce Foster in Support of Confirmation of Debtors’ Amended Joint Chapter 11 Plan (the “Foster Declaration”) [Docket No. 1018].

This Court having:

a.	entered, on October 31, 2012, the Solicitation Procedures Order [Docket No. 942];

b.
set December 13, 2012, at 10:00 a.m. (prevailing Eastern Time), as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128 and 1129 of the Bankruptcy Code;

c.
reviewed the Plan, the Disclosure Statement, the Plan Confirmation Brief, the Foster Declaration and all pleadings, exhibits, statements, responses and comments regarding confirmation of the Debtors’ Plan (“Confirmation”), including all objections, statements and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases (collectively, the “Plan Objections”);

d.	heard the statements, arguments and objections made by counsel in respect of Confirmation;

e.	considered all oral representations, testimony, documents, filings and other evidence regarding Confirmation;

f.
considered any and all objections to the Plan and to Confirmation and all statements and reservations of rights with respect thereto, including the Plan Objections, and to the extent such Plan Objections have not been consensually resolved or withdrawn, overruled such objections on the merits; and

g.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing, the Plan and all modifications thereto have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation; and, after due deliberation and based upon the record described above, it appearing to the Court that the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; the Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Order:3

I.    FINDINGS OF FACT AND CONCLUSIONS OF LAW4

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

3
The findings of fact and the conclusions of law set forth herein shall constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

4	The recitals set forth above are hereby incorporated into the Court’s Findings of Fact and Conclusions of Law.

A.	Jurisdiction and Venue

1.             On the Petition Date, the Debtors commenced the Chapter 11 Cases in this Court.  Venue in this Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2).  The Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334.  The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Eligibility for Relief

2.             The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of the Chapter 11 Cases

3.             On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in this Court.  By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 18].  The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Cases.

D.	Plan Supplement

4.             On October 19, 2012, the Debtors filed draft versions of the New Organizational Documents [Docket No. 924].  The New Organizational Documents consist of the following: (a) the Proposed Certificate of Ownership and Merger; (b) the Proposed Certificate of Merger; (c) the Proposed Certificate of Incorporation of the Reincorporated Parent; and (d) the Proposed By-Laws of Reincorporated Parent.

5.             On November 29, 2012, the Debtors filed the Plan Supplement [Docket No. 992], consisting of the following:  (a) a list of directors and officers of the Reorganized Debtors; (b) a description of compensation for directors of the Reorganized Debtors; (c) employment agreements for officers of the Reorganized Debtors; (d) restricted stock grant and stock option agreements for officers of the Reorganized Debtors; (e) the Equity Incentive Plan; (f) the Newborn Settlement Agreement; (g) the New Organizational Documents; and (h) the list of executory contracts to be assumed by the Reorganized Debtors and associated cure amounts.

6.             All materials included in the Plan Supplement are integral to, part of and incorporated by reference into the Plan.  The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents, including the transactions contemplated therein, were good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

E.	Modifications to the Plan

7.             Any and all modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with all of the provisions of the Bankruptcy Code, including sections 1122, 1123, 1125 and 1127.  None of the modifications made since the entry of the Solicitation Procedures Order effects a materially adverse change in the treatment of any holder of a Claim or Interest under the Plan.  Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  The Plan as filed on the Court’s docket as the “Confirmation Version” of the Plan shall constitute the Plan submitted for Confirmation.

F.	Judicial Notice

8.             The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and all related adversary proceedings, appeals and District Court proceedings, maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the applicable court during the pendency of the Chapter 11 Cases.  Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.  All unresolved objections, statements and reservations of rights are hereby overruled on the merits.

G.	Solicitation Procedures Order

9.             On October 31, 2012, the Court entered the Solicitation Procedures Order, which, among other things:  (a) approved the Disclosure Statement in the form attached to the Solicitation Procedures Order as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed October 26, 2012, as the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed December 5, 2012 at 4:00 p.m. (prevailing Eastern Time), as the deadline for voting to accept or reject the Plan (the “Voting Deadline”); (d) fixed December 5, 2012 at 4:00 p.m. (prevailing Eastern Time), as the deadline for objecting to the Plan; (e) fixed December 13, 2012, at 10:00 a.m. (prevailing Eastern Time), as the date and time for the commencement of the Confirmation Hearing; (f) approved the Solicitation Procedures and the form of the Solicitation Package; (g) approved the form and manner of notice of the Confirmation Hearing Notice set forth therein; and (h) approved the form and manner of notice of the Publication Notice.

H.	Transmittal and Mailing of Materials; Notice

10.           As evidenced by the Epiq Affidavits, due, adequate and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement and the Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan and with respect to Confirmation, has been given to:  (a) all known Holders of Claims and Interests; (b) all parties that requested notice in accordance with Bankruptcy Rule 2002; and (c) all counterparties to unexpired leases and executory contracts with the Debtors, in compliance with the Solicitation Procedures Order and Bankruptcy Rules 2002(b), 3017 and 3020(b), and no other or further notice is or shall be required.  Adequate and sufficient notice of the Confirmation Hearing, and any applicable dates, deadlines and hearings described in the Solicitation Procedures Order, was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, as evidenced by the Epiq Affidavits, and no other or further notice is or shall be required.

11.            The Debtors published the Publication Notice once in Wall Street Journal (National Edition), in compliance with the Solicitation Procedures Order and Bankruptcy Rule 2002(l), as evidenced by the Publication Affidavit, and no other or further notice is or shall be required.

I.	Solicitation

12.           Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

13.           Specifically, the Solicitation Package approved by the Court in the Solicitation Procedures Order and the Solicitation Procedures Order (including the Disclosure Statement, the Plan, the form of ballots and related notices approved thereby) were transmitted to and served on all Holders of Interests that were entitled to vote to accept or reject the Plan and relevant portions of the Solicitation Package and other notices approved by the Disclosure Statement were transmitted to and served on other parties in interest in the Chapter 11 Cases, all in compliance with section 1125 of the Bankruptcy Code, the Solicitation Procedures Order, the Solicitation Procedures and the Bankruptcy Rules.  Transmittal and service were adequate and sufficient, and no further notice is or shall be required.

J.	Voting Report

14.            The Debtors filed the Voting Report on December 10, 2012, consistent with the Solicitation Procedures Order.  All procedures used to tabulate ballots received in connection with Confirmation were fair and conducted in accordance with the Solicitation Procedures Order, as evidenced by the Epiq Affidavits.

15.            As set forth in the Plan and Disclosure Statement, Holders of Class 4 Parent Common Stock were eligible to vote on the Plan pursuant to the Solicitation Procedures.  Holders of Claims in Classes 1, 2 and 3 (collectively, the “Deemed Accepting Classes”) are conclusively presumed to accept the Plan and, therefore, were not entitled to vote to accept or reject the Plan.  Holders of Class 5 Other Interests are deemed to reject the Plan and, therefore, were not entitled to vote to accept or reject the Plan.

16.            As evidenced by the Voting Report, Holders of Class 4 Parent Common Stock voted to accepted the Plan.

K.	Bankruptcy Rule 3016

17.           The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b).

L.	Burden of Proof

18.           The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.

M.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

19.           The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

i.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

20.           The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123.

a.	Sections 1122 and 1123(a)(1)—Proper Classification

21.           The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into five Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims and Priority Tax Claims, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code).  Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

22.           As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.  Thus, the Plan satisfies the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

b.	Section 1123(a)(2)—Specification of Unimpaired Classes

23.           Article III of the Plan specifies that Claims in Classes 1, 2 and 3 are Unimpaired under the Plan.  Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although these Claims are not classified under the Plan.  The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

c.	Section 1123(a)(3)—Specification of Treatment of Impaired Classes

24.           Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 4 and 5, thus satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code.

d.	Section 1123(a)(4)—No Discrimination

25.           Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim.  Accordingly, the plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

e.	Section 1123(a)(5)—Adequate Means for Plan Implementation

26.           Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and various other provisions of the Plan specifically provide adequate and proper means for the Plan’s implementation.

27.           Moreover, the Reorganized Debtors will have sufficient Cash to make all payments required to be made on and after the Effective Date pursuant to the terms of the Plan.  Accordingly, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.

f.	Section 1123(a)(6)—Voting Power of Equity Securities

28.           Pursuant to the terms of Proposed Certificate of Incorporation of the Reincorporated Parent, which is set forth in the Plan Supplement, the issuance of nonvoting equity securities is prohibited, thus satisfying the requirements of section 1123(a)(6) of the Bankruptcy Code.

g.	Section 1123(a)(7)—Selection of Officers and Directors

29.           The Debtors have properly disclosed the identity and affiliations of the officers and members of the boards of directors of the Reorganized Debtors.  The Proposed Certificate of Incorporation and Proposed By-Laws of the Reincorporated Parent describe the manner of the selection of additional members of the board of directors of the Reincorporated Parent following the Effective Date.  The selection of officers and directors is consistent with Delaware corporate law and the Bankruptcy Code and, therefore, is consistent with the interests of Holders of Claims and Interests and with public policy.  Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

h.	Section 1123(b)—Discretionary Contents of the Plan

30.           The Plan contains various provisions that may be construed as discretionary but are not required for Confirmation under the Bankruptcy Code.  As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code.  Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(i)	Executory Contracts and Unexpired Leases

31.           Pursuant to Section 6.1 of the Plan, the Debtors designated in the Plan Supplement certain executory contracts and unexpired leases (collectively, the “Assumed Contracts”) to be assumed in connection with the effectiveness of the Plan.  The Plan Supplement specified the Assumed Contracts and the proposed cure amounts (“Cure Amounts”) to be paid to the contract counterparties in connection with the assumption of the Assumed Contracts.  The Debtors’ designation and assumption of the Assumed Contracts represents a valid and well-considered exercise of the Debtors’ business judgment, and is in the best interests of the Debtors, their Estates, and their creditors.  The notice and procedures for objecting to the assumption of Assumed Contracts and the proposed Cure Amounts is reasonable and proper under the circumstances.

(ii)	Plan Settlements of Claims and Controversies

32.           The Plan constitutes a good faith compromise and settlement pursuant to section 363 and Bankruptcy Rule 9019(a) of all Claims, Interests, and controversies resolved pursuant to the Plan or relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest, or any Distribution to be made on account of such Claim or Interest.  These settlements are in consideration for the distributions and other benefits provided under the Plan.  Any other compromise and settlement provisions of the Plan and the Plan itself constitute a compromise of all Claims, Interests or Causes of Action relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any Distribution to be made on account of such an Allowed Claim or Interest.

(iii)	Newborn Settlement Agreement

33.           The Newborn Settlement Agreement satisfies the Iridium factors set forth by the Second Circuit to evaluate the appropriateness of proposed settlements under Bankruptcy Rule 9019 in that, among other things, the Newborn Settlement Agreement is fair and equitable.  In addition, the Newborn Settlement Agreement was negotiated in good faith and at arm’s length by the Debtors and Mr. Newborn.  Entry by the Debtors into the Newborn Settlement Agreement is a sound exercise of the Debtors’ business judgment and is in the best interests of their estates.

(iv)	Section 1145 Exemption

34.           Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if certain requirements are satisfied.  The offer and sale of the New Common Stock under the Plan satisfies the requirements of section 1145(a)(1) and, therefore, the issuance of New Common Stock is exempt from registration under the Securities Act and state securities laws.

(v)	Section 1146 Exemption from Certain Taxes and Fees

35.           The exemption set forth in section 1146(a) is applicable to the Plan and the transfer of property pursuant to the Plan, including, without limitation, the transfer of Parent Common Stock for New Common Stock under the Plan.  Accordingly, the transfer of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

(vi)	Plan Releases, Injunction and Exculpation Provisions

(A)	Debtor Release

36.           The waivers, releases and discharges of claims and rights of action by the Debtors as set forth in Section 9.3 of the Plan, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, are essential to the Plan and represent a sound exercise of the Debtors’ business judgment.

(B)	Third Party Release

37.           The waivers, releases and discharges of claims and rights of action set forth in Section 9.5 of the Plan and granted by the Holders of Parent Common Stock that elected not to “opt-out” of the Third Party Release described in the Disclosure Statement and ballots are consensual releases.  The Solicitation Package distributed by the Debtors or their agents feature notice of the Third Party Release and the text of the Third Party Release in boldface type.  The releasing parties were given due and adequate notice of the Third Party Release and the procedures, if any, to opt-out of granting the Third Party Release.  The waivers, releases and discharges of claims and rights of action set forth in Section 9.5 of the Plan and granted by the members of the Deemed Accepting Classes are non-consensual releases that are justified by the facts and circumstances of these cases and narrowly tailored to comply with applicable law.

38.           The Third Party Release is limited in that it will not (a) affect the liability or release of any Person or Entity that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted intentional fraud, willful misconduct, gross negligence, criminal conduct, bad faith, self-dealing or breach of the duty of loyalty, (b) be a waiver of any proof of claim filed against the Debtors and their Estates by any Person or any defense, offset or objection to any Claim filed against the Debtors and their Estates by any Person, (c) be construed as a release of any Intercompany Claim, or (d) release any obligations of the Reorganized Debtors pursuant to the Plan.

39.          The Third Party Release is fair and reasonable and essential to the Plan, and the beneficiaries of the Third Party Release provided valuable consideration in exchange for such releases.

(C)	Exculpation

40.           The Exculpation provided to the Exculpated Parties set forth in Section 9.4 of the Plan represents a valid exercise of the Debtors’ business judgment and is appropriately tailored to protect the Exculpated Parties from inappropriate litigation.

41.           The scope of the Exculpation is appropriately limited to not (a) affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted intentional fraud, willful misconduct, gross negligence, criminal conduct, bad faith, self-dealing or breach of duty of loyalty, or (b) be construed to abrogate the applicability of any professional disciplinary rules.

42.           The Exculpation is fair and reasonable and essential to the Plan, and the Exculpated Parties provided valuable consideration in exchange for Exculpation.

(D)	Injunction

43.            The Injunction set forth in Section 9.6 of the Plan represents a sound exercise of the Debtors’ business judgment and is necessary to effectuate the release provisions of the Plan and to protect the Reorganized Debtors from any potential litigation from prepetition creditors after the Effective Date.

44.           Each of the waiver, release, injunction, exculpation and discharge provisions in the Plan: (a) is within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefit on, and is in the best interests of, the Debtors, their Estates and their creditors; (e) is important to the overall objectives of the Plan to finally resolve all claims among or against the parties in interest in these Chapter 11 Cases with respect to the Debtors, their organization, operation and reorganization; and (f) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.  The record of the Confirmation Hearing is sufficient to support the waiver, release, injunction, exculpation and discharge provisions contained in the Plan.

(vii)	Preservation of Causes of Action

45.           Section 9.11 of the Plan appropriately provides for the preservation of certain Causes of Action by the Reorganized Debtors.  The provisions regarding the retained Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, the Estates and all Holders of Claims and Interests.

i.	Section 1123(d)—Cure of Defaults

46.           Section 6.3 of the Plan provides for the satisfaction of any monetary defaults under each Assumed Contract in accordance with section 365 of the Bankruptcy Code by payment of any “cure amount” pursuant to the terms thereof.  The Debtors, in accordance with the Plan, distributed copies of the Plan Supplement listing the Assumed Contracts and related Cure Amounts.  Accordingly, the Plan satisfied the requirements of section 1123(d) of the Bankruptcy Code.

ii.	Section 1129(a)(2)—Compliance of the Debtors and Others With the Applicable Provisions of the Bankruptcy Code

47.           The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126 and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

48.           Votes to accept or reject the Plan were solicited by the Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys and agents after the Court approved the adequacy of the Disclosure Statement pursuant to section 1125(a) of the Bankruptcy Code.

49.           The Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys and agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in a manner consistent with the applicable provisions of the Solicitation Procedures Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

50.           The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such Distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or Distributions made pursuant to the Plan, so long as such Distributions are made consistent with and pursuant to the Plan.  Accordingly, the Plan satisfies the requirements of section 1129(a)(2) of the Bankruptcy Code.

iii.	Section 1129(a)(3)—Proposal of Plan in Good Faith

51.           The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, and the process leading to its formulation.  These Chapter 11 Cases were filed and the Plan was proposed with the legitimate and honest purpose of reorganizing the Debtors’ ongoing business and maximizing value for the benefit of the Debtors’ creditors.

iv.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable

52.           The payments made or to be made by the Debtors for services or for costs in connection with these Chapter 11 Cases or the Plan, have been approved by, or are subject to the approval of, the Court as reasonable, satisfying section 1129(a)(4) of the Bankruptcy Code.

v.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

53.           The Plan complies with the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have adequately disclosed the following: (a) the identity and affiliations of each proposed director, each proposed officer and the manner in which additional officers and directors of the Reorganized Debtors will be chosen following Confirmation; and (b) the identity of and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors.  The method of appointment of directors and officers of the Debtors was, is and will be consistent with the interests of Holders of Claims and Interests and public policy.  Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

vi.	Section 1129(a)(6)—Approval of Rate Changes

54.           The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval.  Therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

vii.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests

55.           The Liquidation Analysis annexed to the Disclosure Statement as Appendix D, the Foster Declaration and the other evidence that was proffered or adduced at or prior to, or in the declarations filed in connection with, the Confirmation Hearing, are persuasive and credible.

56.           Additionally, the methodology used and assumptions made in the Liquidation Analysis, as supplemented by the evidence proffered or adduced at or prior to, or in the declarations filed in connection with, the Confirmation Hearing, are reasonable.

57.           Based on the foregoing, the Debtors have established that each Holder of an Allowed Claim or Interest in an Impaired Class has either (i) accepted the Plan or (ii) will receive under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that it would receive if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.  Thus, the Plan satisfies the “best interests” test in section 1129(a)(7) of the Bankruptcy Code.

viii.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

58.           Classes 1, 2 and 3 are Unimpaired under the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code,  Holders of Claims in Classes 1, 2 and 3 are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan.

59.           The only Class entitled to vote to accept or reject the Plan is Class 4 - Parent Common Stock.  Class 4 voted in favor of the Plan based upon the following results, which results were certified by the Voting Agent in the Voting Report:

Class	Interest	Accept Amount	Reject Amount
4	Parent Common Stock	6,609,940 99.93%	4,923 0.07%

60.           Class 5 is Impaired under the Plan and members of such class are not entitled to receive or retain any property under the Plan.  Pursuant to 1126(g) of the Bankruptcy Code, Class 5 is deemed to reject the Plan.

61.           The Plan does not satisfy section 1129(a)(8) of the Bankruptcy Code.  Notwithstanding, the Plan is confirmable under section 1129(b) of the Bankruptcy Code because the Plan does not discriminate unfairly and is fair and equitable with respect to Class 5.

ix.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

62.           The treatment of Administrative Claims and Priority Tax Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

x.	Section 1129(a)(11)—Feasibility of the Plan

63.           The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence proffered or adduced at, or prior to, or in declarations filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive and credible; (b) has not been controverted by other evidence; (c) establishes that the Plan is feasible and that Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (d) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.  Accordingly, the Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

xi.	Section 1129(a)(12)—Payment of Bankruptcy Fees

64.           The Plan provides that the Debtors will pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on the Effective Date or as soon as practicable thereafter.  The Plan further provides that, on and after the Effective Date, the applicable Reorganized Debtors will pay the U.S. Trustee Fees in the ordinary course until the earlier of the entry of a final decree closing the applicable Chapter 11 Cases, or a Court order converting or dismissing the applicable Chapter 11 Case.  Accordingly, the requirements of section 1129(a)(12) of the Bankruptcy Code have been satisfied.

xii.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class

65.           The Plan does not discriminate unfairly with respect to Class 5 or any other Class because members within each Class are treated similarly. The Plan is fair and equitable with respect to Class 5 because no Holder of a Claim or Interest in a Class junior to Class 5 will receive any distribution or retain property of any value on account of such Claim or Interest.

66.           The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code because: (a) Class 4, an Impaired Class, voted to accept the Plan, and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to Class 5.  After Consummation, the Plan shall be binding upon all Holders of Class 5 Other Interests.

xiii.	Section 1129(c)—Only One Plan

67.           Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases.  Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

xiv.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes

68.           The principal purpose of the Plan is not the avoidance of taxes, thus satisfying the requirements of section 1129(d) of the Bankruptcy Code.

N.	Satisfaction of Confirmation Requirements

69.           Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

O.	Disclosure: Agreements and Other Documents

70.           The Debtors have disclosed all material facts regarding the Plan and the documents included in the Plan Supplement.

P.	Conditions Precedent to Confirmation

71.           Each of the conditions precedent to Confirmation as set forth in Section 10.1 of the Plan has been satisfied or waived in accordance with the provisions of the Plan.

Q.	Implementation

72.           All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

R.	Executory Contracts and Unexpired Leases

73.           The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts or unexpired leases.  Each assumption or rejection of an executory contract or unexpired lease in accordance with the Plan, the Plan Supplement, this Confirmation Order or otherwise shall be legal, valid and binding upon (a) the applicable Debtor and upon the Reorganized Debtors if such executory contract is assumed, and (b) all non-Debtor parties to such executory contract, all to the same extent as if such assumption or rejection had been authorized and effectuated pursuant to a separate order of the Court that was entered pursuant to section 365 of the Bankruptcy Code before Confirmation.

74.           Notwithstanding the foregoing, executory contracts identified in Exhibit A  attached hereto are the subject of pending objections filed by non-Debtor parties (collectively, the “Disputed Contracts”).  Accordingly, this Confirmation Order shall not be deemed to effect an assumption or rejection by the Debtors of any of the Disputed Contracts.  Pursuant to this Confirmation Order, the Disputed Contracts shall be deemed to be the subject of a pending motion to assume by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code (the “Motion to Assume”), which motion shall be addressed by separate order of this Court.  The Motion to Assume the Disputed Contracts shall be adjourned until such time as each of the objections in relation to the Disputed Contracts is resolved or is otherwise submitted to the Court for judicial determination.

S.	Retention of Jurisdiction

75.           The Court properly may retain jurisdiction over the matters set forth in Article XI and other applicable provisions of the Plan.

T.	Stay of Confirmation Order

76.           The Debtors have satisfied their burden in demonstrating that sufficient exigencies exist to justify waiving the stays provided under Bankruptcy Rules 3020(e), 6004(h) and/or 7062.  Accordingly, notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, the Debtors may consummate the Plan immediately after entry of the Confirmation Order.

II.    ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

A.	Confirmation of the Plan

77.           The Plan (as such may be amended by this Confirmation Order or in accordance with the Plan) and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Debtors and the Reorganized Debtors, are authorized and approved as finalized, executed and delivered.  Without further order or authorization of the Court, the Debtors, the Reorganized Debtors and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan.  As set forth in the Plan, once finalized and executed and upon the occurrence of the Effective Date, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

B.	Objections

78.           To the extent that any objections, reservations of rights, statements, or joinders to Confirmation, including the Plan Objections, have not been withdrawn, waived or settled before entry of this Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing, such objections are hereby overruled in their entirety.

C.	Plan Classification Controlling

79.           The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the Distributions to be made thereunder.  The classifications set forth on the ballots tendered to or returned by the Holders of Interests in connection with voting on the Plan pursuant to the Solicitation Procedures Order:  (a) were set forth on the ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

D.	General Settlement of Claims and Interests

80.           As one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims, Interests, and controversies or relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest, or any Distribution to be made on account of such Claim or Interest, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, distributions, releases and other benefits provided under the Plan, the provisions of the Plan shall upon Consummation constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan.

E.	Approval of Newborn Settlement Agreement

81.           The Newborn Settlement Agreement, as described in Section 5.16(b) of the Plan, is expressly approved in all respects pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the Debtors and the Reorganized Debtors are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments and certificates relating to such settlements and to perform their obligations thereunder.

F.	Matters Related to Implementation of the Plan

i.	Substantive Consolidation of the Debtors for Purposes of Voting, Confirmation and Distribution

82.           The consolidation of the Debtors’ Estates solely for purposes of voting, confirmation, and making distributions to the Holders of Allowed Claims and Interests under this Plan, except with respect to Intercompany Claims, is hereby approved.

ii.	Reincorporation of Parent

83.           The merger of Parent, a New York corporation, with and into Reincorporated Parent, a wholly-owned Delaware corporation subsidiary of Parent, is hereby approved.  Reincorporated Parent shall be authorized to change its name without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the stockholders or directors of the Debtors or the Reorganized Debtors.  The Reincorporated Parent’s new name, if any, shall be designated by the Debtors prior to the Effective Date of the Plan.

iii.	Cancellation of Parent Common Stock; Issuance of New Common Stock

84.           The cancellation of Parent Common Stock on the Effective Date and the issuance of New Common Stock by the Reincorporated Parent as set forth in the Plan are approved.

iv.	Continued Corporate Existence of the Reorganized Debtors

85.           On and after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities, having all rights and powers under applicable law, without prejudice to any right to amend its or their charters or any other corporate, constituent, or organizational documents (including articles of organization, bylaws, and operating agreements), dissolve, merge or convert into another form of business entity or to alter or terminate its or their existence.

v.	Dissolution of Certain Debtors

86.           On the Effective Date, Debtors 4Kids Entertainment Home Video, Inc., 4Kids Productions, Inc., and The Summit Media Group, Inc. shall be dissolved in accordance with the terms of the Plan and this Confirmation Order, without the necessity of any other or further actions to be taken by or on behalf of each Debtor (except as set forth in Section 5.17 of the Plan), provided that the Debtors may elect to dissolve or to retain as a Reorganized Debtor any of the Debtor Entities prior to or on the Effective Date.

vi.	Corporate Action

87.           On the Effective Date, the adoption and filing (as necessary) of the New Organizational Documents and all other approvals and corporate actions contemplated by the Plan and this Confirmation Order and not otherwise specifically enumerated in this Confirmation Order, shall be authorized and approved in all respects (subject to the provisions hereof and to the provisions of the Plan).  All matters provided for herein or in the Plan involving the corporate structure of the Reorganized Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and be in effect, without any requirement of further action by the equity holders or directors of the Debtors or Reorganized Debtors, notwithstanding any state law, rule or regulation to the contrary.

vii.	New Organizational Documents

88.           Following the Effective Date, the Reorganized Debtors shall file the New Organizational Documents with the appropriate state authorities, in accordance with applicable state law.  As of the Effective Date, the New Organizational Documents shall be deemed valid and enforceable.

89.           On and after the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and by-laws and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation.

viii.	Surrender of Parent Common Stock

90.           As a condition precedent to receiving New Common Stock, each Holder of Parent Common Stock as of the Distribution Record Date shall be required to surrender the stock certificate(s) representing such Parent Common Stock to the Reincorporated Parent’s transfer agent (along with a letter of transmittal in the form provided by the Reorganized Parent or the transfer agent to Holders or such other form as may be reasonably acceptable to the Reincorporated Parent’s transfer agent) in exchange for a certificate representing the shares of New Common Stock in the Reincorporated Parent.

91.           Until the Parent Common Stock is surrendered, each stock certificate representing shares of Parent Common Stock shall be deemed at any time after the Reincorporation to represent only the right to receive, upon surrender, the number of shares of New Common Stock  into which the shares of Parent Common Stock were converted, and the holder of the certificate representing Parent Common Stock shall have no other rights with respect thereto.

ix.	Restrictions on Transfer of Corporation Securities; Additional Stock Legends

92.           All certificates reflecting equity securities of the Reincorporated Parent (referred to as “Corporation Securities”) on or after the Effective Date shall, (i) until such transfer restrictions are released, bear a legend substantially in the form of the legend set forth in Section 5.10 of the Plan, and (ii) bear conspicuous legends substantially in the form of the legend set forth in Section 5.11 of the Plan.

x.	The Reorganized Debtors’ Boards of Directors

93.           On the Effective Date, the initial members of the board of directors of the Reincorporated Parent will be Jay Emmet, Duminda M. DeSilva, Wade I. Massad and Bruce R. Foster.  The boards of directors for the other Reorganized Debtors will be comprised of certain of the directors and officers of the Reincorporated Parent.

94.           Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, this Court approves as consistent with the interests of Holders of Claims and Interests and with public policy the selection, election, and/or continuance, as the case may be, of these individuals; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director in accordance with the New Organizational Documents and applicable non-bankruptcy law without further order of this Court.  On the Effective Date, the operation of each Reorganized Debtor shall become the general responsibility of the officers and directors of that Reorganized Debtor.

xi.	Officers of the Reorganized Debtors

95.           The officers of the Reorganized Debtors have been identified in the Plan Supplement, and the Reorganized Debtors shall be authorized to employ such officers without further order of the Court or other further action by any other person or entity.

xii.	Indemnification Obligations

96.           The survival of the indemnification obligations set forth in Section 6.5 of the Plan is approved.

xiii.	Effectuating Documents; Further Transactions

97.           On and after the Effective Date, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents related to the foregoing and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

xiv.	Operation of the Debtors Between Confirmation and Consummation

98.           The Debtors shall continue to operate as debtors in possession in the ordinary course, consistent with past practice, subject to the supervision of this Court and pursuant to the Bankruptcy Code and the Bankruptcy Rules through and until the Effective Date.

G.	Section 1145 Exemption

99.           The issuance of the New Common Stock and the distribution thereof shall be exempt from registration under the Securities Act and state securities laws, pursuant to section 1145(a) of the Bankruptcy Code, without further act or action by any person.

H.	Section 1146 Exemption from Certain Taxes and Fees
100.          Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States.  The appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and shall accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (a) the cancellation of Parent Common Stock and the issuance, by the Reincorporated Parent, of New Common Stock, (b) the creation of any mortgage, deed of trust, lien or other security interest, if any; (c) the making or assignment of any lease or sublease if any; (d) any restructuring transaction authorized by the Plan; or (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including:  (i) any merger agreements, including, without limitation, the Reincorporation of Parent and merger of Parent with and into Reincorporated Parent as set forth in Section 5.3 of the Plan; (ii) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (iii) deeds; or (iv) assignments executed in connection with any transaction occurring under the Plan.

I.	Executory Contracts and Unexpired Leases

i.	Assumption and Rejection of Executory Contracts and Unexpired Leases

101.          Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ executory contracts and unexpired leases, other than the Disputed Contracts, shall be deemed rejected as of the Effective Date, unless such executory contract or unexpired lease:  (a) was assumed or rejected previously by the Debtors; (b) previously expired or terminated pursuant to its own terms; (c) was the subject of a motion to assume filed on or before the Effective Date; or (d) was identified as an Assumed Contract in the Plan Supplement before the Effective Date.

102.          Entry of this Order shall constitute a Court order approving the assumptions or rejections of such executory contracts or unexpired leases, other than the Disputed Contracts, as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date.  Each executory contract or unexpired lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify or supplement the list of executory contracts and unexpired leases identified in the Plan Supplement at any time before the Effective Date without approval of the Court.  After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Court.

103.          For the avoidance of doubt, each executory contract being assumed by the Debtors in accordance with the Plan is being assumed in its entirety, with all attendant benefits and burdens.

104.          Rejection of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors from counterparties to rejected executory contracts or unexpired leases.

ii.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

105.          All Proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Court and served on the Reorganized Debtors, their counsel and the Claims Agent not later than thirty (30) days after the Effective Date.  Any Claims arising from the rejection of an executory contract or unexpired lease not filed with the Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Court.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Class 3 General Unsecured Claims against the applicable Debtor and shall be treated in accordance with Article III of the Plan.

iii.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

106.          Any monetary defaults under each Assumed Contract shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption or assumption and assignment:  (a) the Debtors or Reorganized Debtors retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute, and (b) cure payments shall only be made following either the entry of a Final Order resolving the dispute or consensual resolution of the dispute.  The Debtors or Reorganized Debtors may settle any such dispute without any further notice to or action, order, or approval of the Court.

107.         Except as otherwise expressly provided in the Plan or in this Order, assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Contract at any time before the effective date of the assumption.

iv.	Modifications, Amendments, Supplements, Restatements or Other Agreements

108.          Unless otherwise provided in the Plan, each Assumed Contract shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan.

109.          Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

v.	Reservation of Rights

110.          Neither the exclusion nor inclusion of any executory contract or unexpired lease on the list of Assumed Contracts in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor has any liability thereunder.

J.	Provisions Governing Distributions

111.          The distribution provisions of Article VII of the Plan are hereby approved and authorized in their entirety.  Except as otherwise set forth in the Plan, the Reorganized Debtors shall make all distributions required under the Plan.

K.	Waivers, Release, Injunctive, Exculpation, Discharge and Related Provisions

i.	Releases by the Debtors

112.          The waivers, releases and discharges in Section 9.3 of the Plan (except as otherwise limited by the Plan) are hereby approved pursuant to section 1123(b)(3)(A) of the Bankruptcy Code.

ii.	Releases by the Third Parties

113.          The waivers, releases and discharges in Section 9.5 of the Plan (except as otherwise limited by the Plan) are hereby approved pursuant to section 1123(b)(3)(A) of the Bankruptcy Code.

iii.	Exculpation

114.          Except as otherwise limited by the Plan, the exculpation in Section 9.4 of the Plan is hereby approved.

iv.	Injunction

115.          Except as otherwise limited by the Plan, the injunction in Section 9.6 the Plan is hereby approved.

v.	Discharge

116.          Except as otherwise limited by the Plan, the discharge in Section 9.1 of the Plan is hereby approved.

L.	Release of Liens

117.          Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

M.	Additional Documents

118.          On or before the Effective Date, the Debtors may file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

N.	Conflicts

119.          If there is a direct conflict between the Plan and the Confirmation Order, the terms of the Confirmation Order shall control.  If there is a direct conflict between the Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

O.	Existing Injunction and Stays Remain in Effect until Effective Date

120.          All injunctions or stays provided in, or in connection with, these Chapter 11 Cases, whether pursuant to sections 105 or 362 of the Bankruptcy Code, or any other applicable law or court order, in effect immediately prior to the Confirmation of the Plan, shall remain in full force and effect thereafter if so provided by this Confirmation Order, the Plan or their own terms.  Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

P.	Treatment Is In Full Satisfaction

121.          The treatment set forth in the Plan is in full and complete satisfaction of the legal, contractual, and equitable rights (including any liens) that each entity holding a Claim or an Interest may have in or against the Debtors, the Estates, the Reorganized Debtors or their property.  This treatment supersedes and replaces any agreements or rights those Entities may have in or against the Debtors, the Estates, the Reorganized Debtors or their property.

Q.	Post-Confirmation Notices and Professional Compensation

i.	Notice of Confirmation and Effective Date

122.          In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the occurrence of the Effective Date pursuant to the terms of the Plan, the Debtors shall cause notice of Confirmation and the Effective Date (the “Notice of Confirmation and the Effective Date”) to be served by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors sent a Confirmation Hearing Notice but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such person or are otherwise aware of that person’s new address.

123.          Mailing of the Notice of Confirmation and the Effective Date in the time and manner set forth above is good and sufficient notice under the circumstances and satisfy the requirements of Bankruptcy Rules  2002 and 3020(c), and no other or further notice is necessary or required.

124.          The Notice of Confirmation and the Effective Date shall have the effect of an order of the Court, shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

ii.	Professional Compensation

125.          All Fee Claims shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, counsel to the Creditors’ Committee and the U.S. Trustee no later than forty-five (45) days after the Effective Date.  All such final applications shall be filed in accordance with any order issued by the Bankruptcy Court allowing Retained Professionals to seek interim compensation.  Objections to such final fee applications must be filed no later than ninety (90) days after the Effective Date.  Any party in interest may object to any application or request for compensation or reimbursement.  Any Fee Claim that is not filed on or before the deadline set forth in Section 2.5 of the Plan shall result in the Fee Claim being forever barred and discharged.  A Fee Claim in respect of which a final fee application has been properly and timely filed and served shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

126.          On and after the Effective Date, the Reorganized Debtors may employ and pay any professional (including new professionals and those entities that served as Retained Professionals) in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

iii.	Administrative Claims

127.          All parties seeking payment of Administrative Claims (other than Fee Claims), claims related to the termination of employees and claims related to employment agreements, shall file and serve such claims or applications by the Administrative Claim Bar Date.  Objections to such requests, if any, must be filed and served within ninety (90) days after the Effective Date (or such later date as extended by the Court at the request of the Reorganized Debtors).  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under this Plan.

128.          The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Court.

R.	Dissolution of the Creditors’ Committee

129.          On the Effective Date, the Creditors’ Committee shall be dissolved, and its members shall be deemed released of any continuing duties, responsibilities and obligations in connection with these Chapter 11 Cases or the Plan and its implementation, and the retention and employment of the Creditors’ Committee’s attorneys and other agents shall terminate, except as set forth in Section 12.6 of the Plan.

S.	Headings

130.          Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

T.	References to Plan Provisions

131.          The failure specifically to include or to refer to any particular article, section, or provision of the Plan, Plan Supplement, or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan and any related documents be confirmed in their entirety.

U.	Nonseverability of Plan Provisions Upon Confirmation

132.          Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Court is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and the transactions related thereto and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.

V.	Failure of Consummation

133.          If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders of Claims or Interests or any other Entity in any respect.

W.	Retention of Jurisdiction

134.          Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction with respect to those items enumerated in Article XI of the Plan, which are incorporated herein by reference.

X.	Immediate Binding Effect; Appeals

135.          The stays provided under Bankruptcy Rules 3020(e), 6004(h) and/or 7062 are hereby waived.  Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, the Debtors are hereby authorized to consummate the Plan immediately after entry of the Confirmation Order.

136.          On the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

137.          If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order.  Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

Y.	Authorization to Consummate

138.          The Debtors and the Reorganized Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to the Effective Date set forth in Article X of the Plan.

Dated:	December 13, 2012	/s/ Shelley C. Chapman
	New York, New York	United States Bankruptcy Judge

EXHIBIT A
Disputed Contracts

Representation Agreement, dated November 6, 2007, between The American Kennel Club, Inc., and 4Kids Entertainment, Inc., through its wholly owned subsidiary, 4Sight Licensing Solutions, Inc., as amended.